Exhibit 11.1

Insider Trading Policy
of
Sunrise Communications AG

Sunrise GmbH

2/15
Sunrise GmbH

1.Purpose
a)Sunrise Communications AG (Sunrise, together with the companies directly or indirectly controlled by it, the Sunrise Group) is a Swiss corporation whose Class A common shares, par value CHF 0.10 per share (the Class A Shares), are listed on the SIX Swiss Exchange AG (the SIX) and whose American Depositary Shares representing Class A Shares (the Class A ADSs) are listed on the Nasdaq Global Select Market (the Nasdaq).
b)To comply with the law, including SIX rules, Nasdaq rules (for as long as the Class A ADSs are listed on the Nasdaq), and United States securities laws (for as long as any class of Sunrise’s securities remains registered under the U.S. Securities Exchange Act of 1934, as amended (the Exchange Act)), and to protect Sunrise's reputation, Sunrise must take precautions to help prevent insider trading and market manipulation.
c)Under Swiss law, insider trading is when someone buys or sells securities, or trades in derivatives of such securities, while in possession of Inside Information (as defined herein) about these securities. Under U.S. law, insider trading is when someone buys or sells securities, trades in derivatives of such securities, or recommends or encourages another person to trade in, while in possession of Material Non-public Information (as defined herein) about these securities. Market manipulation (also called price manipulation) is when someone influences the price of securities by giving misleading information or making fictitious transactions.
d)The purpose of this insider trading policy (the Policy) is to help ensure that Covered Persons (as defined herein), and anyone else who has Inside Information or Material Non-public Information about Sunrise, do not engage in insider trading or market manipulation, or otherwise exploit Inside Information or Material Non-public Information.
2.Scope
2.1 Who must comply with this Policy?
a)Unless otherwise specified, this Policy must be read, acknowledged, and complied with by:
(i)the members of the Board of Directors of Sunrise (the Board),
(ii)the members of the Executive Committee of Sunrise (the ExCom),
(iii)all employees of the Sunrise Group, and
(iv)consultants, contractors or advisors of Sunrise Group, who have or could have access to Inside Information or Material Non-public Information.
These persons are referred to in this Policy as Covered Persons (each a Covered Person).

Sunrise GmbH

b)The Covered Persons remain subject to this Policy after their employment, appointment, contract or other engagement with Sunrise concludes, if and as long as such Covered Persons remain in possession of Inside Information or Material Non-Public Information.
c)If a Covered Person becomes aware of Inside Information or Material Non-public Information in the course of their work, they must inform the Clearing Office immediately.
2.2 What type of securities are covered by this Policy?
a)This Policy covers all transactions in any securities (debt or equity) of any Sunrise Group company, issued, or which may in the future be issued, as well as any financial instruments derived from such securities (collectively, the Sunrise Securities). For example, the following instruments are considered Sunrise Securities:
(i)the Class A Shares and the Class B Shares (the Sunrise Shares);
(ii)the Class A ADSs and the American Depositary Shares representing Class B Shares (the Sunrise ADSs);
(iii)any conversion, acquisition, or sale right (e.g., call or put options) which provides for, or allows, the actual delivery of Sunrise Shares or Sunrise ADSs or of other conversion, acquisition, or sale rights relating to Sunrise Shares or Sunrise ADSs;
(iv)any debt securities (including, but not limited to, bonds and asset-backed securities) of any Sunrise Group company;
(v)any securities issued by a third party (including financial instruments, index products, and equity baskets) whose price or performance materially – i.e., generally by at least 25% – depends on the price or performance of any of the securities described in (i) to (iv); and
(vi)any financial instruments, including any derivative instrument, which provide for or permit cash settlement, any other contracts for difference and any non-standardized over-the-counter products whose price or performance materially – i.e., generally by at least 25% – depends on the price or performance of any of the securities described in (i) to (v) above (e.g., index products, equity baskets, or options on such instruments).
b)This Policy also applies to any securities and related financial instruments of any third party whose (equity or debt) securities are traded on a public market if a Covered Person, in the course of their position, acquires Inside Information or Material Non-public Information with regard to such securities, such as plans by Sunrise to launch a public offer for such securities or to enter into a material transaction with such third party (collectively, the Third-Party Securities).

4/15
Sunrise GmbH

3.References
The following separate Sunrise policies are referenced in this Policy:
—Trading, Disclosure and Reporting Policy, and
—Management Transaction Policy.
4.Definitions
Document-specific definitions used in this Policy are listed in the following table:

Black-out Periods	as defined in Section 6 of this Policy
Black-out Persons	as defined in Section 6.1c) of this Policy (in Sunrise internal communication referred to as the Black-out Group)
Board	as defined in Section 2.1a)(i) of this Policy
CEO	means the Chief Executive Officer of the Sunrise Group
CFO	means the Chief Financial Officer of the Sunrise Group
Chairperson	means the Chairperson of Sunrise's Board
Class A ADSs	as defined in Section 1a) of this Policy
Class A Shares	as defined in Section 1a) of this Policy
Class B Shares	Sunrise’s Class B shares with privileged voting rights, par value CHF 0.01 per share
Clearance	as defined in Section 7c) of this Policy
Clearing Office	means a Sunrise internal group of employees which is preparing and overseeing decisions, reports and documentation of the tasks and processes defined in this Policy, in the Trading, Disclosure and Reporting Policy or in the Management Transaction Policy. The Clearing Office consists of the General Counsel, the CFO, the VP Corporate Communications, the VP Investor Relations and the Senior Director Compliance, Regulatory & Governance of the Sunrise Group.
Covered Persons	as defined in Section 2.1a) of this Policy
ExCom	as defined in Section 2.1a)(ii) of this Policy
General Black-out Periods	as defined in Section 6.1 of this Policy
General Counsel	means the General Counsel (or equivalent title) of the Sunrise Group
Inside Information	as defined in Section 5.1 of this Policy
Insider	as defined in Section 5a) of this Policy
Material Non-public Information	as defined in Section 5.1f) of this Policy

5/15
Sunrise GmbH

Permanent Insiders	as defined in Section 7a) of this Policy
Policy	as defined in Section d) of this Policy
SIX	as defined in Section a) of this Policy
Special Black-out Periods	as defined in Section 6.2(a) of this Policy
Sunrise	as defined in Section a) of this Policy
Sunrise Group	as defined in Section a) of this Policy
Sunrise Securities	as defined in Section a) of this Policy
Sunrise Shares	as defined in Section (i) of this Policy
Third-Party Securities	as defined in Section b) of this Policy
Trading Day	means, as applicable to the trade in question, a day on which the SIX or, for as long as the Class A ADSs are listed on the Nasdaq, the Nasdaq, is generally open for trading, and trading in the listed Sunrise Securities of such venue has not been suspended for any reason.

5.Prohibition of trading on the basis of Inside Information and Material Non-public Information
a)A Covered Person who possesses Inside Information or Material Non-public Information (each an Insider) is prohibited from transacting in or influencing others to transact in Sunrise Securities or Third-Party Securities.
b)In particular, an Insider:
(i)must keep Inside Information and Material Non-public Information strictly confidential and must not disclose Inside Information and Material Non-public Information to anyone (not even family members, close friends and other individuals with whom such Insider has a pattern of sharing confidences) other than those persons who need to know it and who are subject to confidentiality obligations (whether under this Policy, statutory or professional secrecy obligations or an executed confidentiality undertaking);
(ii)must not, directly or indirectly, sell, buy, or enter into an option or similar transaction relating to Sunrise Securities or Third-Party Securities, whether for their own account or for the account of another person or entity; and
(iii)must not recommend to, induce or instruct any other person (including family members, close friends and other individuals with whom such Insider has a pattern of sharing confidences) or any entity, to sell, buy, or otherwise trade in Sunrise Securities or Third-Party Securities on the basis of Inside Information or Material Non-public Information.

6/15
Sunrise GmbH

5.1 What is Inside Information and Material Non-public Information?
a)Inside Information is information that has not been publicly disclosed and that, if made public, could significantly affect the trading price of Sunrise Securities or Third-Party Securities.
b)More specifically, Inside Information refers to facts (including firm intentions, unrealized plans, and prospects, but not mere rumors or speculation) which relate directly or indirectly to the Sunrise Group, to the Sunrise Group's business, or to Sunrise Securities or Third-Party Securities, and which are:
(i)specific (of sufficiently clear and certain nature) (see Section c) below);
(ii)confidential / have not been made public (see Section d) below); and
(iii)price-sensitive (see Section e) below).
The information described above in this Section b) is referred to in this Policy as Inside Information.
c)A fact is specific (of sufficiently clear and certain nature) if it:
(i)indicates circumstances that exist or may reasonably be expected to come into existence, or an event that has occurred or may reasonably be expected to occur; and
(ii)is specific enough to enable a conclusion to be drawn as to the possible effect of those circumstances or that event on the price of any Sunrise Securities or Third-Party Securities.
d)In general, a fact is considered not to have been made public as long as Sunrise itself has not publicly disclosed it by way of an ad hoc release or by disseminating it through a public filing with the U.S. Securities and Exchange Commission (the SEC), or another relevant government agency, or through major newswire services, national news services, financial news services or a publication of general circulation, including by way of an ad hoc release. The circulation of rumors or "talk on the street" or media reports, even if accurate and reported in the media, does not constitute effective public dissemination.
e)A fact is price-sensitive if such fact, if made public, would be likely to have a significant effect (significantly greater than the usual price fluctuations) on the price of Sunrise Securities or Third-Party Securities.
f)Material Non-public Information means information where there is a substantial likelihood that a reasonable investor would consider it important in making an investment decision or would consider it as having significantly altered the total mix of information already publicly available, which has not been made public. The test is, therefore, whether a reasonable investor's investment decisions with respect to Sunrise

7/15
Sunrise GmbH

Securities or Third-Party Securities would likely be influenced by knowledge of such fact.
g)Examples of Inside Information and Material Non-public Information include:
(i)material financial information about Sunrise (e.g., annual, half-year or quarterly financial results) and significant changes in financial results and/or financial condition;
(ii)significant changes in Sunrise's revenue (e.g., sharp declines, unanticipated losses or growth) or material deviations from Sunrise's financial guidance;
(iii)material changes in the structure of Sunrise or the Sunrise Group, including significant mergers, acquisitions or disposals of assets or businesses, major restructurings or amalgamations, significant joint ventures or collaborations;
(iv)changes in the capital structure of Sunrise, including capital increases or reductions, changes in dividend policy or shareholder rights, or share buybacks;
(v)material changes in Sunrise's accounting policies;
(vi)material changes in Sunrise's course of business, including a new strategic direction, the entering into or dissolution of strategic alliances and/or collaborations, the withdrawal of key products from the market, major liability cases, significant legal or regulatory proceedings, the entering into or the termination of material contracts, or significant regulatory approvals or denials;
(vii)major investments, borrowing or lending by Sunrise;
(viii)any significant mortgaging or other encumbrance of the Sunrise's assets;
(ix)significant defaults under Sunrise’s debt obligations;
(x)significant developments with respect to Sunrise's customers or suppliers, including the acquisition or loss of a significant customer or supplier;
(xi)changes to Sunrise's auditors;
(xii)material changes to the Board or ExCom (e.g., a change in the CEO position); or
(xiii)significant changes in shareholder structure or plans regarding changes in the composition of the Sunrise Shares.
The above list of examples is not exhaustive. There may be other facts that constitute Inside Information or Material Non-public Information that are not on the list. Conversely, it is conceivable that facts listed above are not considered Inside Information and Material Non-public Information in specific cases. All information must be evaluated on a case-by-case basis.

8/15
Sunrise GmbH

5.2 What is an insider list?
a)Persons who have access to Inside Information and Material Non-public Information about a material confidential project (such as an M&A transaction) will be added to an insider list maintained by the Clearing Office and will be made aware that they have Inside Information or Material Non-public Information. Persons on the insider list are prohibited from trading in Sunrise Securities or Third-Party Securities, as applicable, while on the insider list.
b)Whether or not a Covered Person has been added to or been notified of an insider list, they may still be an Insider and it is their own responsibility to comply with this Policy.
5.3 Can I still trade?
a)A trade does not constitute insider trading under Swiss law if all of the following conditions are met:
(i)a Covered Person entered into a contract, gave instructions to another person or entity, or was subject to a written plan to trade Sunrise Securities or Third-Party Securities, before they had access to Inside Information;
(ii)such contract, instructions, or plan does not allow the Covered Person to exercise any subsequent influence over the trading of the Sunrise Securities or Third-Party Securities; and
(iii)such contract, instructions, or plan was not amended or changed after the Covered Person had received Inside Information.
b)Trades by Insiders in Sunrise Securities that are executed in the United States pursuant to a plan that meets the requirements of Rule 10b5-1 under the Exchange Act (“Rule 10b5-1” and “10b5-1 Plan,” respectively) are not subject to the prohibition on trading on the basis of Material Non-public Information contained in this Policy or to the restrictions set forth in this Policy relating to Clearance procedures and Black-out Periods. Rule 10b5-1 provides an affirmative defense from insider trading liability under the U.S. federal securities laws for trading plans that meet certain requirements.
In general, a 10b5-1 Plan must:
(i)Be entered into before an Insider is aware of Material Non-public Information and may not be changed by the Insider while it is aware of Material Non-public Information;
(ii)Remain beyond the scope of the Insider’s influence once the 10b5-1 Plan is adopted, with the Insider not exercising any influence over the amount of securities to be traded, the price at which they are to be traded or the date of the trade;
(iii)Either specify (including by formula) the amount, pricing and timing of transactions in advance or delegate discretion on those matters to an independent third party;

9/15
Sunrise GmbH

(iv)Be subject to “cooling off” periods that prohibit (A) Sunrise’s directors and officers from trading until the later of 90 days following the 10b5-1 Plan’s adoption or modification, or two business days following Sunrise’s disclosure (via a report filed with the SEC) of its financial results for the fiscal quarter in which the 10b5-1 Plan was adopted or modified, and (B) persons other than Sunrise’s directors or officers from trading until 30 days following the adoption or modification of a 10b5-1 Plan; and
(v)With respect to 10b5-1 Plans of Sunrise’s directors and officers, include a certification to certify that, at the time the plan is adopted or modified, (i) they are not aware of Material Non-public Information about Sunrise or its securities and (ii) they are adopting the 10b5-1 Plan in good faith and not as part of a plan or scheme to evade the anti-fraud provisions of the Exchange Act.
In addition, subject to certain limited exceptions, an Insider may not have multiple overlapping 10b5-1 Plans at any one time.
An Insider may complete a trade pursuant to a 10b5-1 Plan if they have submitted it to the Clearing Office for review at the time they want to establish the 10b5-1 Plan, and the Clearing Office has not advised them that the 10b5-1 Plan is defective. Although an Insider is required to submit their 10b5-1 Plan to the Clearing Office and the Clearing Office may review the 10b5-1 Plan, it is the Insider’s responsibility to ensure that the 10b5-1 Plan meets the requirements of Rule 10b5-1. Each Insider should consult with their own counsel in setting up the 10b5-1 Plan to make sure that it complies with the requirements of Rule 10b5-1. 10b5-1 Plans generally may not be adopted during a Black-out Period.
c)The determination of whether information qualifies as Inside Information or Material Non-public Information, and whether any exception applies, involves an element of judgment (see Section 9 below).
6.Prohibition of trading during Black-out Periods
There are time periods during which financial results are being prepared or material confidential projects are being conducted but have not yet been publicly announced (the Black-out Periods). During such Black-out Periods, trading in Sunrise Securities is prohibited for Covered Persons who have access to Inside Information or Material Non-public Information, as more fully described below.
6.1 What are the General Black-out Periods?
a)General Black-out Periods are pre-determined periods during which financial results are being prepared but not yet publicly disclosed and during which Black-out Persons are prohibited from trading in Sunrise Securities. All Black-out Persons must not trade during all General Black-out Periods, even if Inside Information or Material Non-public Information does not exist or they do not have Inside Information or Material Non-public Information.

10/15
Sunrise GmbH

b)The General Black-out Periods begin seven calendar days (inclusive) prior to the end of each quarter and end one full Trading Day after the public release of the applicable financial results, as follows:
(i)from December 25 until one full Trading Day after the publication of the annual results;
(ii)from March 25 until one full Trading Day after the publication of the first quarter results or trading update;
(iii)from June 24 until one full Trading Day after the publication of the half year results; and
(iv)from September 24 until one full Trading Day after the publication of the third quarter results or trading update.
c)The following persons are Black-out Persons, because they regularly have access to Inside Information or Material Non-public Information:
(i)the members of the Board;
(ii)the members of the ExCom and the secretary of the Board;
(iii)any staff reporting directly to the CEO;
(iv)selected staff reporting directly to the CFO as determined by the Clearing Office in consultation with the CEO and/or CFO (e.g., heads of accounting, controlling, treasury, tax, strategy, investor relations);
(v)any staff or consultants who are involved in the preparation of financial reports, earnings releases and quarterly updates or who otherwise have access to Inside Information or Material Non-public Information;
(vi)chiefs of staff to the above persons;
(vii)executive assistants to the above persons;
(viii)any other Covered Person having access to Inside Information or Material Non-public Information in connection with Sunrise's financial reporting, including third-party vendors; and
(ix)any other person determined by the Clearing Office in consultation with the CEO and/or the CFO.
d)The Black-out Persons list will be maintained by the Clearing Office. Before the start and at the end of a General Black-out Period, the Clearing Office will make persons who are subject to a General Black-out Period aware of it in writing.

11/15
Sunrise GmbH

6.2 What are the Special Black-out Periods?
a)Special Black-out Periods are periods during which material confidential projects are being pursued and during which relevant Covered Persons are prohibited from trading in Sunrise Securities.
b)The Board, the Chairperson of the Board, the CEO, the CFO, or the General Counsel following consultation with the Clearing Office may impose Special Black-out Periods on relevant Covered Persons whenever they deem it necessary or appropriate. This includes cases where the disclosure of Inside Information or Material Non-public Information is postponed (as set forth in Section 6.2.2 of Sunrise's Trading, Disclosure and Reporting Policy).
c)The list of persons who are subject to a Special Black-out Period will be maintained by the Clearing Office. The Clearing Office will make persons subject to a Special Black-out Period aware of it in writing before the beginning and at the end of such Special Black-out Period.
6.3 Are exceptions from the restrictions during Black-out Periods possible?
a)The plan administrator can sell options or other equity-linked instruments granted under an equity incentive plan that would otherwise expire within a Black-out Period on behalf of the holder if the plan provides for the automatic exercise or sale of such instruments during a Black-out Period.
b)Trades by Insiders that are executed pursuant to a 10b5-1 Plan are not subject to the prohibition on trading on the basis of Material Non-public Information contained in this Policy or to the restrictions set forth above relating to Black-out Periods and Special Black-out Periods.
7.Rules applicable to Permanent Insiders
a)Certain persons have permanent access to Inside Information or Material Non-public Information due to their position and responsibilities at Sunrise. Such persons, referred to in this Policy as Permanent Insiders, are the following:
(i)the members of the Board and the secretary of the Board;
(ii)the members of the ExCom;
(iii)the VP Corporate Communications, the VP Investor Relations and the Senior Director Compliance, Regulatory and Governance of the Sunrise Group;
(iv)selected staff reporting directly to the CEO as determined by the Clearing Office in consultation with the CEO and/or CFO (e.g., heads of strategy, communications, business units);

12/15
Sunrise GmbH

(v)selected staff reporting directly to the CFO as determined by the Clearing Office in consultation with the CEO and/or CFO (e.g., heads of controlling, accounting, and investor relations);
(vi)chiefs of staff to the above persons;
(vii)executive assistants to the above persons; and
(viii)any other person determined by the Clearing Office in consultation with the CEO and/or the CFO.
b)The Clearing Office will maintain the Permanent Insiders list.
c)Irrespective of whether a Black-out Period applies, a Permanent Insider can only trade in Sunrise Securities, whether for their own account or for the account of another person, after having received written pre-trade clearance (the Clearance) from the Clearing Office.
d)All Clearance requests must be submitted to and will be kept by the Clearing Office.
e)When the Clearing Office receives a Clearance request, it will consult with the General Counsel and decide whether to grant Clearance, taking into account the best interests of Sunrise. When communicating its decision, the Clearing Office must not disclose any Inside Information or Material Non-public Information that it may have.
f)As a rule, requests for Clearance will be processed within two Trading Days of receipt of the request. The cleared transactions shall be completed within four Trading Days or such shorter period as may be communicated to the requesting Permanent Insider by the Clearing Office.
g)Clearance does not relieve the Permanent Insider of their obligations under this Policy and from any reporting obligations under the Management Transaction Policy that may apply. The Permanent Insider remains solely responsible for making their own assessment of whether trading in Sunrise Securities is allowed.
h)If the Clearing Office has granted Clearance, the applicant shall make the following written statement, which the Clearing Office shall keep on file:
Pre-Trading Clearance / Applicant's Statement
For the purpose of the requested trade and clearance in accordance with Section 7 of the Sunrise Insider Trading Policy, I herewith confirm that I am not in possession of any Inside Information or Material Non-public Information (each as defined in the Insider Trading Policy).
Date/Place: ……………………….. Name: ……………………......
Signature: ……………….............

13/15
Sunrise GmbH

8.Controls and Breach of Policy
a)The Clearing Office controls information barriers and other market conduct on a risk-based basis.
b)Compliance with this Policy is of the utmost importance to Sunrise and its reputation. The Covered Persons must instruct and supervise financial intermediaries, such as banks and asset managers, who trade in Sunrise Securities or Third-Party Securities on their behalf.
c)Both the Covered Person and the recipient of disclosed Insider Information or Material Non-Public Information could be liable for insider trading under Swiss securities laws and U.S. securities laws if the recipient of such information transacts in securities based on such information.
d)The consequences of carrying on any prohibited insider trading activity or otherwise violating this Policy can be severe and may give rise to legal sanctions such as fines and criminal sanctions. In addition, any violation of this Policy is a serious disciplinary offense. Depending on circumstances, Sunrise may issue written warnings, impose costs incurred by Sunrise as a result of a violation, or take disciplinary action, including termination of employment for cause and without notice period (fristlose Kündigung aus wichtigem Grund).
e)In Switzerland, insider trading and market manipulation, may lead to enforcement proceedings initiated by the Swiss Financial Market Supervisory Authority FINMA, as well as to criminal proceedings, which may result in fines, monetary penalties and/or imprisonment of up to five years. In the United States, breach of the rules contained in this Policy may result in penalties and sanctions that include disgorging any profits gained or loss avoided, up to 20 years in prison, criminal fines of up to USD 5 million, civil penalties of up to three times the profit gained or loss avoided (whether directly by a Covered Person, or by a third party as a result of the Covered Person’s action), and civil injunctions by the SEC.
f)Each Covered Person is responsible for complying with this Policy and with applicable laws, regulations, and rules. When in doubt, Covered Persons should consult with their own legal counsel and the General Counsel.
9.Contact for Policy related questions
a)The determination of whether information qualifies as Inside Information or Material Non-public Information involves an element of judgment. Therefore, if a person who is subject to this Policy is not sure whether a particular fact is Inside Information or Material Non-public Information, they must obtain the Clearing Office's determination before trading in Sunrise Securities or Third-Party Securities.
b)Any questions regarding this Policy shall be referred to the Clearing Office.

14/15
Sunrise GmbH

10.Exceptions
There are no exceptions to this Policy, except as specifically noted herein. Transactions that may be necessary or justifiable for independent reasons (such as the existence of a personal financial emergency) or small transactions are not excepted from this Policy. The U.S. securities laws do not recognize any mitigating circumstances, and, in any event, even the appearance of an improper transaction must be avoided to preserve Sunrise’s reputation for adhering to the highest standards of ethical conduct.
11.Version History
a)This Policy enters into force on November 8, 2024 and has been approved by the Board. Any changes to this Policy are subject to approval by the Board.
b)List the changes made from the last major version, define the measure taken I = inserted, C = Changed, D = Deleted.

Measure	Section	Describe the change made
C	All	Document creation

15/15
Sunrise GmbH